Exhibit 10.2

                      Amwest Imaging Inc. /Emarket Team LLC
                             Joint Venture Overview

The eMarketTeam alliance was put in motion to allow Amwest to increase customer service to MRW (MyRestaurantWeb) clients, increase our sales as well as reduce operating costs. eMarketTeam agreed to conditionally provide us with supporting operations in sales, support, technical, and designers to assist MRW clients with their growing needs. MRW no longer has to handle billing, technical, or design support calls which gives us considerable cost savings. In addition they are providing valuable insight to marketing methods and information we can replicate within MRW to better generate sales and reach potential clients.

Based on potential agreements we are negotiating with eMarketTeam we predict the market could yield us 10,000 customers using the MRW platform. With our current pricing structure at $99/month it's possible to build $12m in recurring revenues over a 12 month period.

One of the pending deals with eMarketTeam is being allowed the use of their exclusive B2B Internet Lead technology which they informed us could generate our sales team up to 500 leads per day to be followed and closed. Securing this deal would make our estimates very achievable. The limitations to our figures are if eMarketTeam cancels the alliance or other technology makes the platform or CMS obsolete during this time.